EXHIBIT  3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                               MAC WORLDWIDE, INC.



FIRST:     The  name  of  the  corporation  is  MAC  Worldwide,  Inc.


SECOND: The address of the initial registered office of the corporation in the State of Delaware is 615 South DuPont Highway, in the City of Dover, County of Kent, 19901, and the name of the initial registered agent therein and in charge thereof, upon whom process against the corporation may be served is National Corporate Research, Ltd.


THIRD:     The  nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


FORTH: The total number of shares the corporation shall have authority to issue is fifty-five million (55,000,000) shares, fifty million (50,000,000) of common stock and five million (5,000,000) of preferred stock, all with a par value of $.001 each.


FIFTH:     The  corporation  shall  have  perpetual  existence.


SIXTH: No director shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or
(iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Sixth by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

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SEVENTH:     The  Corporation  shall  have  the  right  to indemnify any and all directors and officers to the fullest extent permitted by the Delaware General Corporation Law.


EIGHT:     The  name  and  mailing  address  of  the  incorporator  is Ann Marie
Cummins, c/o National Corporate Research, Ltd., 225 West 34th Street, New York, New York 10122.

I, being the sole incorporator hereinbefore named, hereby sign this certificate for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware this 14th day of December, 2000.



                                   /s/  Ann  Marie  Cummins
                                   ------------------------
                                   Ann  Marie  Cummins,
                                   Sole  Incorporator